Exhibit 11

                            THERMO INSTRUMENT SYSTEMS INC.

                          Computation of Earnings per Share

                                                      Three Months Ended
                                                   ------------------------
                                                      April 2,     April 3,
                                                          1994         1993
                                                   -----------  -----------
     Computation of Fully Diluted Earnings per
     Share:
      Income:
       Net income                                  $12,852,000  $ 9,849,000

       Add: Subordinated convertible obligation
            interest, net of tax                     1,631,000      846,000
                                                   -----------  -----------
       Income applicable to common stock
        assuming full dilution (a)                 $14,483,000  $10,695,000
                                                   -----------  -----------
     Shares:
      Weighted average shares outstanding           46,573,021   43,923,714

      Add: Shares issuable from assumed
           exercise of subordinated convertible
           obligations                               9,743,754    5,408,793

           Shares issuable from assumed exercise
           of options (as determined by the
           application of the treasury stock
           method)                                     262,188      347,538
                                                   -----------  -----------
      Weighted average shares outstanding, as
       adjusted (b)                                 56,578,963   49,680,045
                                                   -----------  -----------
     Fully Diluted Earnings per Share (a) / (b)    $       .26  $       .22
                                                   ===========  ===========
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